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                                                                    Exhibit 10.1

                         JOSEPH E. SEAGRAM & SONS, INC.

                                EXECUTIVE OFFICES
                    375 PARK AVENUE, NEW YORK, NEW YORK 10152

                                                    November 1, 1999

Robert W. Matschullat
46 Vineyard Lane
Greenwich, Connecticut  06830

Dear Bob:

              This letter amends and restates our original letter agreement with you dated July 31, 1995, as amended and restated on February 4, 1998, under which you currently serve as Vice Chairman and Chief Financial Officer of The Seagram Company Ltd. ("SCL") and of Joseph E. Seagram & Sons, Inc. (the "Company"), in light of the mutual intention of you, SCL and the Company for your employment to terminate no later than March 31, 2001.

              1.     Position and Duties.

       (a) During the period commencing on the date of this letter and ending December 31, 1999, you will continue to be employed as Vice Chairman and Chief Financial Officer of SCL and the Company, and will continue to perform your current duties on a full-time basis.

       (b) During the period from January 1, 2000 through May 31, 2000 (the "Transition Period"), subject to the Company's right to terminate the Transition Period, as set forth below, you will continue to be employed to perform services on a full-time basis as Vice Chairman of SCL and the Company, with responsibility for Investor Relations, Corporate Communications, Corporate Shared Services, Corporate Real Estate, Corporate Strategic Sourcing and Information Technology. The Company may, upon 30 days notice or pay (including a pro-rated portion of the bonus described in paragraph 3) in lieu of notice, elect to terminate the Transition Period prior to May 31, 2000, in which event the Advisory Period described in (c) below shall commence.

       (c) During the period from June 1, 2000 (or such earlier date as may apply by application of (b) above) through March 31,


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2001 (the "Advisory Period"), you will remain an employee of the Company, and will make yourself available to render support and advisory services to the Company and SCL at the request of the Chief Executive Officer of SCL. At the end of the Advisory Period your employment by SCL, the Company and their affiliates shall terminate, and such termination will entitle you to the payments and benefits described in paragraph 6(c) below.

       (d) From the date hereof through the end of the Transition Period, while you are employed hereunder, we will make our best efforts to insure your election to, and retention as a member of, the Board of Directors of SCL and the Board of Directors of the Company, your principal office will be located at the Company's headquarters in New York City, and except for reasonable travel requirements associated with your position, you will be performing your services hereunder in the New York City metropolitan area. At the end of the Transition Period, you shall resign all officerships and directorships of SCL and its affiliates, and you will no longer have an office at the Company. If at any time you obtain substantially full time employment (or substantially full-time self-employment, other than managing your personal or family's investments), you shall immediately notify the Company, and resign all officerships and directorships of SCL and its affiliates, and the Company shall provide appropriate notice (not to exceed 60 days after receipt of notice from you) to you of the termination of your employment, whereupon your employment by SCL and the Company and its affiliates shall cease. Upon such cessation of employment, you will become entitled to the payments and benefits described in paragraph 6(c) below. If your new substantially full-time employment or self-employment commences during the period following your notification to the Company as described in the preceding sentence and preceding your termination of employment with the Company and SCL, you will continue to make yourself available to render support and advisory services to the Company and SCL as described in paragraph 1(c) above, provided that such support and services do not materially interfere with such new full-time employment.

              2. Base Salary. Your base salary through the end of the Transition Period and for one month thereafter will be payable at a rate of $1,000,000 per year. Starting on the first day of the Advisory Period you shall receive a salary at a rate of $20,000 per month. Your salary will be paid in equal periodic installments in accordance with the Company's payroll policies applicable to its senior executives.


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              3.     Bonus Plans. Your annual bonus for the fiscal year ending
June 30, 2000 shall be $2,341,500, payable when other senior executives of the Company receive their annual bonuses, but no later than September 28, 2000. No annual bonus shall be payable in respect of the Advisory Period. If the Advisory Period begins prior to June 1, 2000, the annual bonus payable hereunder shall be reduced by multiplying it by a fraction, the numerator of which is the number of days from July 1, 1999 through the end of the Transition Period, and the denominator of which is 365 and such annual bonus shall be paid no later than ten (10) days following the end of the Transition Period.

              4. Options. While you are employed hereunder, all options that you currently hold to purchase common shares, without nominal or par value, of SCL (the "Options") shall continue to become exercisable in accordance with their terms, provided that any Options which have not otherwise become vested and exercisable shall become fully vested and exercisable on March 31, 2001. There will be no further option grants to you hereafter. After termination of employment your rights with respect to the Options will be determined under the terms of the Options, except as provided in paragraph 6(c).

              5. Benefit Plans and Arrangements. (a) While you are employed hereunder, you will be entitled to participate, in a manner appropriate to your position with the Company, from time to time, in all benefit and compensation plans, programs and arrangements generally applicable to the Company's senior executives (other than any annual bonus plan and any option plan except to the extent described herein). In addition, your senior executive medical, dental and life insurance aspects of our Senior Executive Benefit Program will continue through the earlier of June 30, 2002 or the date you become eligible for medical, dental and life insurance coverage with a subsequent employer.

              (b) While you are employed hereunder, the Company will provide to you, through the end of the Transition Period, at the Company's expense a car and driver and such other fringe benefits and perquisites (including vacation entitlement) as are generally available to the Company's senior executives. After the end of the Transition Period, no fringe benefits or perquisites will be provided; you shall receive your Company car and your current home computer (plus peripherals) upon termination of your employment (other than for Cause). You will be afforded the same indemnity provisions regarding directors and officers liability


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that the Company and SCL provide to their senior executive officers and directors. In addition, you will be covered by any directors and officers liability policy generally in force for SCL's and the Company's senior executive officers and directors.

              (c) Commencing on the first day of the month following your attainment of age 60, you will receive a pension benefit of the product of $50,000 times the number of full and partial years that you were employed by SCL or the Company, payable each year for your lifetime; provided that such product will be reduced by all other pension payments you may receive under the SCL or Company defined benefit plans or arrangements, expressed as a single-life annuity.

              (d) You have previously deferred all or a portion of your annual bonuses. We hereby agree with you that such prior deferrals, plus any amount of the bonus under paragraph 3 that you defer pursuant to the Company's normal deferral policies, along with any earnings thereon in accordance with the Company's deferral arrangements, shall become payable to you in eight annual installments, starting on July 1, 2005, equal to one-eighth, one-seventh, one-sixth, one-fifth, one-fourth, one-third, one-half and all of your remaining deferred compensation balance, respectively, and that pending such distribution your deferred compensation account shall be periodically credited with earnings as a Prime Rate Deferred Award under the Company's applicable policies. In the event of your death, an accelerated lump sum payment of such deferred compensation account shall be made as soon as practicable after your date of death.

              6. Termination. (a) The Company may terminate your employment hereunder for Cause or pursuant to paragraph 1(d). You may terminate your employment for any reason, and your employment shall automatically terminate in the event your death.

              (b) In the event your employment with the Company is terminated by the Company for Cause, you will receive, as soon as practicable thereafter, a lump sum payment equal to the sum of (i) all Base Salary accrued but unpaid through your date of termination and (ii) the unpaid portion, if any, of any annual bonus or any other compensation otherwise payable hereunder with respect to any completed fiscal year of the Company preceding your date of termination.

              (c) In the event your employment with the Company is terminated by you at any time, your employment terminates


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pursuant to paragraph 1(c) or paragraph 1(d), or if you die, you (or your estate, if applicable) will receive, subject to your (or your estate's, if applicable) execution of a release in the form attached hereto as Exhibit A:

              (i)           a lump sum payment equal to the sum of all amounts
                     specified in paragraph 6(b) payable as soon as practicable after termination;

              (ii)          a lump sum payment equal to any unpaid amount of
                     annual bonus under Section 3, multiplied, if the Advisory Period has not yet commenced, by the number of days you were employed during the fiscal year ending June 30, 2000, and divided by 365, payable within 30 days after your termination of employment;

              (iii)         a lump sum payment of $6,683,000; payable within 30
                     days after your termination of employment;

              (iv)          continued coverage under the medical, dental and
                     life insurance aspects of our Senior Executive Benefit Program until the earlier of (A) June 30, 2002 or (B) the date on which you become eligible for medical, dental and life insurance coverage with a subsequent employer; and

              (v)           full vesting of the Options held by you on your date
                     of termination.

              (d)    For purposes of this Agreement:

       "Cause" will mean (i) your conviction of a felony; (ii) any willful misconduct by you which is materially injurious to SCL, the Company or their affiliates or (iii) your willful and continuing refusal or failure to perform your duties and obligations under this Agreement which is not corrected within 30 days following written notice from the Company or SCL to you specifying such refusal or failure. In no event shall your incompetence in the performance of your duties hereunder or a bona fide disagreement over corporate policy be deemed grounds for termination for Cause. In the case of (i) and (ii) above, Cause shall include a conviction or misconduct which occurs prior to your employment hereunder. In the event of termination for willful misconduct


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       described in (ii) above, you will receive five days advance notice of termination of employment.

              7. No Mitigation. You will not be required to mitigate any payments due to you under this Agreement by seeking alternative employment, nor will any payments from SCL or the Company be reduced by any amounts received in connection with such alternative employment.

              8. Legal Fees. The Company will reimburse you for (i) all reasonable legal fees and disbursements incurred by you in connection with the negotiation and preparation of this Agreement and (ii) all reasonable fees and disbursements incurred by you in connection with any dispute over the enforcement of your rights under this Agreement, but only if you prevail in such dispute.

              9. Confidentiality. You will not, without the prior consent of the Company, or as required by a court of law or a governmental agency, or administrative or legislative body with apparent jurisdiction to so order, divulge confidential information concerning the operations of the Company or SCL during your employment hereunder or at any time thereafter.

              10. Withholding. The Company and SCL will be entitled to withhold from any payment hereunder the amount of withholding required by law.


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              11.    Governing Law. This Agreement will be construed,
interpreted, and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

              12.    Counterparts. This Agreement may be signed in counterparts.

                                               The Seagram Company Ltd. and
                                               Joseph E. Seagram & Sons, Inc.

                                               By:/s/ Edgar Bronfman, Jr.
                                                  Edgar Bronfman, Jr.
                                                  President and Chief Executive
                                                    Officer

Accepted and Agreed on this
1st day of November, 1999

/s/ R. Matschullat
Robert W. Matschullat


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                                    EXHIBIT A

                                     RELEASE

              Robert W. Matschullat (the "Executive") hereby covenants and agrees not to sue, file any action, complaint, charge, grievance or arbitration or commence any other proceedings, administrative or judicial, against The Seagram Company Ltd. ("SCL") or any of SCL's divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, stockholders, administrators, representatives, attorneys, insurers or fiduciaries, past, present or future (collectively, the "SCL Group") in any court of law or equity, or before any administrative agency, with respect to any matter whatsoever arising or derivative from Executive's employment with, performing services for, or consulting for, the SCL Group, or his separation from employment and termination of services with the SCL Group, arising on or prior to the date of execution of this Release, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Reconstruction Era Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, as amended, the Fair Labor Standards Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Connecticut Human Rights Law, as amended, the New York Human Rights Law, as amended, the New York City Administrative Code, as amended, any state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding the employment of labor, and any and all claims under state contract or tort law (the "Acts"); provided, however, that this covenant not to sue does not affect Executive's future right to enforce appropriately the terms of this Release or the attached letter agreement dated November 1, 1999 (the "Letter Agreement").

              For and in consideration of payments described in the Letter Agreement and for other good and valuable consideration, Executive hereby releases and forever discharges, and by this


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instrument does release and forever discharge, SCL and the SCL Group of and from any and all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits or causes of action known or unknown, suspected or unsuspected, of every kind and nature whatsoever in respect of those matters arising or derivative from Executive's employment with or consulting for or otherwise performing services for, the SCL Group or Executive's separation from employment and termination of services with the SCL Group, which may heretofore have existed or which may now exist, including, without limitation, those arising under the Acts; provided, however, that this covenant does not affect Executive's future right to enforce the terms of the Letter Agreement.

              Executive understands and agrees that the obligations set forth in the Letter Agreement are in lieu of any and all other amounts to which Executive might be, is now, or may become entitled to receive from SCL or any member of the SCL Group upon any claim in respect of those matters arising or derivative from Executive's employment or other services with the SCL Group or Executive's separation from the SCL Group and, without limiting the generality of the foregoing, Executive expressly waives any claim to employment or reinstatement to employment, payment for salary, wages, backpay, frontpay, interest, bonuses, contributions to or vesting in any employee benefit plans, damages, accrued vacation, accrued sick leave, medical, dental, optical or hospitalization benefits, accidental death and dismemberment coverage, life insurance benefits, overtime, severance pay and/or attorneys' fees or costs, except as are expressly provided for in the Letter Agreement or under the terms of any employee benefit plan or any member of the SCL Group in which Executive participates as of the date hereof.

              Executive understands and agrees that he must forever continue to keep confidential all proprietary or confidential information which he learned while employed by the SCL Group, whether oral or written ("Confidential Information") and shall not make use of any such Confidential Information on his own behalf or on behalf or any other person or entity; provided however, that Executive may divulge such Confidential Information if he is required to do so by a court of law, by any governmental agency having supervisory authority over the business of the SCL Group, or by any administrative or legislative body with apparent jurisdiction to order Executive to divulge, disclose or make accessible such Confidential Information.


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              Executive understands and agrees that SCL's payment of money to him and his signing of this Release does not in any way indicate that he has any viable claims against SCL or the SCL Group or that SCL or the SCL Group admits any liability to him whatsoever.

              Executive has read this Release carefully, has been given at least twenty-one (21) days to consider all of its terms, has been advised to consult with an attorney and other advisors of his choice, and fully understands that by signing below he is giving up any right which he may have to sue or bring any other claims against SCL and the SCL Group. Executive has not been forced or pressured in any manner whatsoever to sign his Release, and he agrees to all of its terms voluntarily.

              Executive understands that he has seven (7) days from the date he has signed this Release below to revoke this Release, that this Release will not become effective until the 8th day following the date that he has signed this Release, and that SCL and the SCL Group will have no obligation to extend the payments set forth in the Letter Agreement unless this Release becomes effective.

              This Release shall be governed by the laws of the United States of America and the State of New York, without giving effect to the principles of choice of law thereof.

Dated:  __________ ___, ____


-------------------------
Robert W. Matschullat

THE SEAGRAM COMPANY LTD.

By:
     --------------------------------